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                                                                      EXHIBIT 11


                          COLLINS & AIKMAN CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                       IN THOUSANDS, EXCEPT PER SHARE DATA
                                   (UNAUDITED)
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
                                                                        QUARTER ENDED               SIX MONTHS ENDED
                                                                  ------------------------      -----------------------
                                                                    JULY 1,       JUNE 26,       JULY 1,       JUNE 26,
                                                                     2000          1999           2000           1999
                                                                  ---------      ---------      --------       --------
Average shares outstanding during the period...................      61,879         61,947         61,884         61,970
                                                                  ---------      ---------      --------       --------

Incremental shares under stock options computed under
   the price of issuer's stock during the period...............         752            356            614            357
                                                                  ---------      ---------      --------       --------

     Total shares for diluted EPS..............................      62,631         62,303         62,498         62,327
                                                                  =========      =========      =========      =========
Income (loss)from continuing operations before cumulative
  effect of a change in accounting principle...................   $  11,104      $   5,318      $  18,119      $   7,634
Income from discontinued operations............................       6,600             --          6,600             --
Cumulative effect of a change in accounting principle..........          --             --             --         (8,850)
                                                                  ---------      ---------      --------       --------

     Net income (loss).........................................   $  17,704      $   5,318      $  24,719      $  (1,216)
                                                                  =========      =========      =========      =========

Net income (loss) per basic and diluted common share:
     Continuing operations.....................................   $    0.18      $    0.09      $    0.29      $    0.12
     Discontinued operations...................................        0.11             --           0.11             --
     Cumulative effect of a change in accounting
       principle...............................................          --             --             --          (0.14)
                                                                  ---------      ---------      --------       --------

     Net income (loss).........................................   $    0.29      $    0.09      $    0.40      $   (0.02)
                                                                  =========      =========      =========      =========
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